As filed with the Securities and Exchange Commission on June 4, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LTC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	71-0720518 (I.R.S. Employer Identification No.)

2829 Townsgate Road, Suite 350 Westlake Village, California (Address of principal executive offices)	91361 (Zip Code)

THE 2021 EQUITY PARTICIPATION PLAN
OF LTC PROPERTIES, INC.
(Full title of the Plan)

WENDY L. SIMPSON

Chairman and Chief Executive Officer

LTC Properties, Inc.

2829 Townsgate Road, Suite 350

Westlake Village, CA  91361

(Name and address of agent for service)

(805) 981-8655

(Telephone number, including area code, of agent for service)

Copies to:

Herbert F. Kozlov

Wendy Grasso

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022-7650

(212) 521-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $.01 par value	1,900,000	$39.28	$74,632,000	$8,142.35

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of shares of LTC Properties, Inc.’s common stock, $0.01 par value (“Common Stock”), which become issuable under The 2021 Equity Participation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act registered hereunder based on the average high and low selling prices per share of Common Stock on May 28, 2021 as reported on the New York Stock Exchange, which was $39.28.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act (by incorporation by reference or otherwise). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required under Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by LTC Properties, Inc., a Maryland corporation (the “Company” and the “Registrant”), are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 2020, filed with the Commission on February 18, 2021;

(b)	The Definitive Proxy Statement of the Company, filed with the Commission on April 20, 2021;

(c)	The Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on April 29, 2021;

(d)	The Current Reports on Form 8-K filed with the Commission on March 11, 2021, March 17, 2021 and June 1, 2021; and

(e)	The description of the Company’s Common Stock filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 18, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Restatement (the “Charter”) provide that, to the fullest extent permitted under the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages for any breach of any duty owed by such director or officer to the Company or any of its stockholders.  The Maryland General Corporation Law provides that a corporation’s charter may include a provision which restricts or limits the liability of directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Charter provides that the Company shall indemnify its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the Company shall have the power to indemnify by express provision in its Bylaws, by agreement, or by majority vote of either its stockholders or disinterested directors, its present and former officers.  The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:  (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as directors and to such further extent as is consistent with the law.  The Company’s Bylaws provide that officers of the Company shall be entitled to such indemnification by the Company on account of matters resulting in their capacities as officers to the same extent provided with respect to directors by the Charter, except to the extent that the Board of Directors may otherwise prospectively determine in any situation.

In addition to the circumstances in which the Maryland General Corporation Law permits a corporation to indemnify its directors and officers, the Maryland General Corporation Law requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the corporation.  A director who has been successful, on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue, or matter in the proceeding, to which he is made a party by reason of his service as a director, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue, or matter in which the director has been successful.  The Charter does not alter this requirement.

The Company currently maintains Directors and Officers liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	LTC Properties, Inc. Articles of Restatement (incorporated by reference to Exhibit 3.1.2 to LTC Properties Inc.’s Current Report on Form 8-K filed June 6, 2016).
4.2	Bylaws of LTC Properties, Inc., as amended and restated (incorporated by reference to Exhibit 3.2.2 to LTC Properties, Inc.’s Annual Report on Form 10-K filed February 18, 2021).
4.3	The 2021 Equity Participation Plan of LTC Properties, Inc.
4.4	Description of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.1 to LTC Properties, Inc.’s Annual Report on Form 10-K filed February 18, 2021).
5.1	Opinion of Ballard Spahr LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)                To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)               To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)                 To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 4th day of June 2021.

LTC PROPERTIES, INC.

/s/ Wendy L. Simpson
Wendy L. Simpson
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wendy L. Simpson and Pamela Shelley-Kessler, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wendy L. Simpson	Chairman and Chief Executive Officer (Principal Executive Officer)	June 4, 2021
Wendy L. Simpson

/s/ Pamela Kessler	Co-President, Chief Financial Officer and Corporate Secretary (Principal Financial Officer)	June 4, 2021
Pamela Kessler

/s/ Caroline Chikhale	Executive Vice President, Chief Accounting Officer and Treasurer	June 4, 2021
Caroline Chikhale	(Principal Accounting Officer)

/s/ Boyd Hendrickson	Director	June 4, 2021
Boyd Hendrickson

/s/ James J. Pieczynski	Director	June 4, 2021
James J. Pieczynski

/s/ Cornelia Cheng	Director	June 4, 2021
Cornelia Cheng

/s/ Devra G. Shapiro	Director	June 4, 2021
Devra G. Shapiro

/s/ Timothy J. Triche	Director	June 4, 2021
Timothy J. Triche